Exhibit 10.25

Non-Employee Director Compensation Plan

Our non-employee directors receive a fee of $500 for each meeting of the board of directors that they attend and are reimbursed, upon request, for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the board and of committees on which they serve. The Chairman of our audit committee receives additional cash compensation in the amount of $10,000 per year for his services in that capacity.

Under our 2005 Stock Incentive Plan:

•                  each non-employee director who is first elected to office after the date of our initial public offering in 2005 will automatically receive a restricted stock award of shares of our common stock having an aggregate fair market value on the date of grant equal to $20,000;

•                  each non-employee director continuing in office after any annual meeting of our stockholders will automatically receive, immediately following that meeting, a restricted stock award of shares of our common stock having an aggregate fair market value on the date of grant equal to $20,000; and

•                  each non-employee director continuing in office after any annual meeting of our stockholders who serves as chair of a committee of the board will automatically receive, immediately following that meeting, an additional restricted stock award of shares of our common stock having an aggregate fair market value on the date of grant equal to $5,000.

Each such restricted stock award granted to a non-employee director will vest over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant. The sale or (with certain exceptions for estate planning purposes) other disposition of the shares subject to each award is prohibited prior to the fifth anniversary of the date of grant.